EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	August 2, 2005
(816) 781-4500

CCSB FINANCIAL CORP. REPORTS

CONTINUED IMPROVEMENT IN EARNINGS

LIBERTY, MISSOURI – For the third consecutive quarter, CCSB Financial Corp. (OTC Bulletin Board: CCFC) announced today improved earnings over the same period in the preceding year. The Company reported net income of $34,000, or $.04 per share, for the third quarter of the fiscal year ending September 30, 2005, compared to a loss of $21,000, or $0.02 per share, for the third quarter of the prior fiscal year. For the fiscal year to date, net income was $88,000, or $0.10 per share, for the nine months ended June 30, 2005, compared to a loss of $33,000, or $0.04 per share, for the nine months ended June 30, 2004.

The improvement in net earnings is the result of an increase in net interest income and noninterest income, while noninterest expense has stabilized. Net interest income increased $38,000, or 5.8%, for the three months ended June 30, 2005, compared to the three months ended June 30, 2004, and $94,000, or 4.6%, for the nine months ended June 30, 2005, compared to the nine months ended June 30, 2004. The increase in net interest income can be attributed to loan growth, shift in asset mix and an increase in noninterest-bearing transaction deposit accounts. Noninterest income increased $34,000, or 53.4%, for the three-month period ended June 30, 2005, from the three-month period ended June 30, 2004. Noninterest income increased $108,000, or 61.4%, for the nine-month period ended June 30, 2005, from the nine-month period ended June 30, 2004. The increase is primarily due to the increase in the cash surrender value of bank owned life insurance.

Noninterest expense was essentially unchanged for the three months ended June 30, 2005, compared to the three months ended June 30, 2004. For the nine-months ended June 30, 2005, noninterest expense increased $64,000, or 2.9%, from the previous period.

The following are condensed consolidated statements of income (unaudited) for the reporting periods:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
	(In Thousands)
TOTAL INTEREST AND DIVIDEND INCOME	1,119	926	3,225	2,797
TOTAL INTEREST EXPENSE	407	252	1,087	753

NET INTEREST INCOME	712	674	2,138	2,044

PROVISION FOR LOAN LOSSES	15	15	45	43

NET INTEREST INCOME AFTER PROVISION FOR LOSSES	697	659	2,093	2,001

TOTAL NONINTEREST INCOME	97	63	284	176
TOTAL NONINTEREST EXPENSE	756	755	2,283	2,219

INCOME (LOSS) BEFORE INCOME TAXES	38	(33)	94	(42)
PROVISION FOR INCOME TAXES	4	(12)	6	(9)

NET INCOME (LOSS)	$34	$(21)	$88	$(33)

Basic and diluted earnings were $0.04 per share for the three months ended and $0.10 per share for the nine months ended June 30, 2005, compared to a basic and diluted loss per share of $0.02 and $0.04 per share for the three and nine months ended June 30, 2004, respectively. During the quarter ended June 30, 2005, the Company repurchased 45,413 shares of common stock under the plan to repurchase up to 50,000 shares, or approximately 5.2%, of outstanding common stock. The plan to repurchase was announced on January 31, 2005.

Total assets increased $6.6 million, or 7.4%, to $95.6 million at June 30, 2005, from $89.0 million at September 30, 2004. During this period, net loans increased $9.2 million, or 15.4%. Premises and equipment also increased $744,000, due to the acquisition of land planned for a future branch site. The growth in loans and premises and equipment was primarily funded by a decrease in securities available-for-sale and through FHLB Advances.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company. At June 30, 2005, total stockholders’ equity was $14.0 million, or $15.16 per share based on total shares outstanding of 921,932.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.